EXHIBIT (6)(a)(1)
Articles of Incorporation of Transamerica Advisors Life Insurance Company

ARTICLES OF AMENDMENT,

RESTATEMENT, AND REDOMESTICATION

OF THE

ARTICLES OF INCORPORATION

OF

MERRILL LYNCH LIFE INSURANCE COMPANY

A Stock Insurance Company Redomesticated from the
State of Washington to the State of Arkansas
     Merrill Lynch Life Insurance Company (the “Corporation”), by its President and Secretary, does hereby certify that upon the written authorization of its sole shareholder on August 6, 1991, the Amended and Restated Articles of Incorporation set forth below were adopted in order to effect the redomestication of the Corporation from the State of Washington to the State of Arkansas, thereby amending and restating in their entirety the original Articles of Incorporation of the Corporation which became effective on January 27, 1986 and all amendments thereto. Such Amended and Restated Articles of Incorporation and such redomestication shall be effective on the date these Articles are endorsed with the “approval” of the Arkansas Insurance Commissioner and placed on file in his office.
     The text of the Articles of Incorporation are amended and completely restated so as to provide as follows:
ARTICLE I — NAME
     The name of the corporation shall be Merrill Lynch Life Insurance Company.

Page 1 of 7 Pages

ARTICLE II — LOCATION
     The home office and principal place of business of the Corporation in this state shall be located in Little Rock, Pulaski County, Arkansas.
     The Corporation may establish or discontinue, from time to time, such other offices and places of business within or without this state as the Corporation may deem proper for the conduct of the Corporation’s business.
ARTICLE III — PURPOSES AND POWERS
     (a) The general nature of the business to be transacted by the Corporation is to act as an “insurer” as defined in A. C. A. SS 23-60-102 for the kinds of insurance identified as “life” in A. C. A. S 23-62-102, including but not limited to, annuities and variable life insurance and variable annuities, and “disability” in A. C. A. S 23-62-103, and to conduct such other business or perform such other acts as are necessary or incidental to conducting such insurance business.
     (b) The Corporation shall have all of the general and special powers granted by the State of Arkansas and any other state or jurisdiction in which it may be authorized to do business.
     The Corporation shall also have power to invest and reinvest its funds; to prosecute suits, actions, and other proceedings to protect its property, assets and rights; to lend upon, purchase, hold, guarantee, endorse, mortgage, encumber, pledge, hypothecate, sell, assign, transfer, convey, lease or otherwise dispose of, mortgage or deal in any personal property,

Page 2 of 7 Pages

real property or rights or interests in either, including the establishment of separate accounts and allocating thereto amounts to provide for life insurance or annuities payable in fixed or variable amounts or both; to secure, mortgage, pledge or borrow on any corporate assets or property other than trusts or fiduciary property; to compromise claims, to lend money, negotiate loans, buy and sell bonds, debentures, coupons and other securities not prohibited by law, to issue bonds and promissory notes either secured or unsecured; and to pay dividends to stockholders.
     The Corporation shall also have power to indemnify the officers and directors during their term of office or thereafter for actions arising during their term of office, either directly or through the purchase of insurance, for expenditures as parties to suits by or in the right of the Corporation or other than by or in the right of the Corporation to the extent permitted by the Statutes of Arkansas and as shall be provided in the By-laws.
ARTICLE IV — DIRECTORS
     The Board of Directors shall conduct the affairs of the Corporation and may adopt, alter, amend or repeal By-Laws for the governance and management of the affairs and business of the Corporation. The number of directors of the Corporation shall from time to time be fixed by or otherwise provided for in the By-laws, but shall never number less than three. The initial Board of Directors of the corporation consisted of Messrs. Fenwick J. Crane, Gerald F. Fehr, D. McKay Snow, Robert J. Newell and Dakin B. Ferris. The current Board of Directors, who shall serve until re-

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elected or replaced by the stockholders in accordance with the By-laws are:

David Marshall Dunford	John Carroll Ramsey Hele
376 Carter Road	304 Trinity Court, Apt. 6
Princeton, NJ 08540	Princeton, NJ 08540

Kenneth Wayne Kaczmarek	Thomas Harold Patrick
89 Lambert Drive	122 Brinker Road
Princeton, NJ 08540	Barrington, IL 60010

Barry Gordon Skolnick
120 Woodview Drive
Belle Mead, NJ 08502
ARTICLE V — DURATION
This Corporation shall have perpetual existence.
ARTICLE VI — CAPITAL STOCK
     The authorized capital stock of the Corporation shall be ten million dollars ($10,000,000), divided into one million shares (1,000,000) of nonassessable common stock with a par value of ten dollars ($10.00) per share. The common stock shall have voting rights for the election of directors and for all other purposes, each holder of common stock being entitled to one vote for each share thereof held by such holder, except as otherwise required by law.
ARTICLE VII — AMENDMENT
     These Articles may be amended by written authorization of the holders of a majority of the voting power of the Corporation’s outstanding capital stock or by affirmative vote of a majority voting at a lawful meeting of stockholders of which the notice given to stockholders included due notice of the proposal to amend.

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ARTICLE VIII — MEETINGS OF STOCKHOLDERS
     Meetings of stockholders of the Corporation shall be held in the city or town of its principal office or place of business in Arkansas or in such other place within the State of Arkansas as shall be designated by the Board of Directors of the Corporation.
ARTICLE IX — ORIGINAL INCORPORATORS
     The names and resident addresses of the original incorporators of the Corporation, which at that time was incorporated under the laws of the State of Washington, were:

Fenwick J. Crane	Gerald F. Fehr
1571 Parkside Drive East	8615 Inverness Drive N.E.
Seattle, Washington 98112	Seattle, Washington 98115

D. McKay Snow	Robert J. Newell
13011 N.E. First	16312 Inglewood Lane N.E.
Bellevue, Washington 98005	Bothell, Washington 98011

Craig F. Likkel
23591 27th Place West
Brier, Washington 98036

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     IN WITNESS WHEREOF, the undersigned President and Secretary of Merrill Lynch Life Insurance Company do hereby declare and certify that the statements set forth hereinabove are true and have hereunto set their hands this 6 day of August, 1991.

MERRILL LYNCH LIFE INSURANCE COMPANY
By:	/s/ Thomas H. Patrick
Thomas H. Patrick, President

[SEAL]
ATTEST:

By:	/s/ Barry G. Skolnick Barry G. Skolnick, Secretary

Page 6 of 7 Pages

STATE OF NEW JERSEY	)
	)	ss:	ACKNOWLEDGMENT
COUNTY OF MIDDLESEX	)
     On this 6th day of August, 1991, before me, the undersigned, a Notary Public, (or before any officer within this State or without the State now qualified under existing law to take acknowledgments), duly commissioned, qualified and acting, within and for said County and State, appeared in person the within named Thomas H. Patrick and Barry G. Skolnick, (being the person or persons authorized by said corporation to execute such instrument, stating their respective capacities in that behalf), to me personally well known, who stated that they were the President and Secretary of the Merrill Lynch Life Insurance Company, and were duly authorized in their respective capacities to execute the foregoing instruments for and in the name and behalf of said corporation, and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 6th day of August, 1991.

/s/ Sandra K. Kelly Notary Public

My Commission Expires:

/s/ Sandra K. Kelly SANDRA K. KELLY A NOTARY OF NEW JERSEY (SEAL) My Commission Expires April 3, 1994

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APPROVED
JUL 20 2010
LEGAL
ARKANSAS INSURANCE DEPT
ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
MERRILL LYNCH LIFE INSURANCE COMPANY
     Merrill Lynch Life Insurance Company (the “Corporation”), by its President and Secretary, does hereby certify that upon the written authorization of its sole shareholder on June 8, 2010, the Amended Articles of Incorporation set forth below were adopted in order to effect the name change of the Corporation from “Merrill Lynch Life Insurance Company” to “Transamerica Advisors Life Insurance Company”, thereby amending the original Articles of Incorporation of the Corporation which became effective on August 30, 1991. Such Amended Articles of Incorporation and name change shall have an effective date of July 1, 2010 and shall be effective on the date these Articles are endorsed with the “approval” of the Arkansas Insurance Commissioner and placed on file in his office.
     Article 1 of the Articles of Incorporation is amended and completely restated so as to provide as follows:
ARTICLE I — NAME
The name of the Corporation shall be Transamerica Advisors Life Insurance Company.

     IN WITNESS WHEREOF, the undersigned President and Secretary of Merrill Lynch Life Insurance Company do hereby declare and certify that the statements set forth hereinabove are true and have hereunto set their hands this 10th day of June, 2010.

MERRILL LYNCH LIFE INSURANCE COMPANY

By:	/s/ Lonny J. Olejniczak Lonny J. Olejniczak, President
[SEAL]
ATTEST:

By:	/s/ Frank A. Camp Frank A. Camp, Secretary

ACKNOWLEDGEMENT

STATE OF IOWA	)
	)	ss:
COUNTY OF LINN	)
     On this 10th day of June, 2010, before me, the undersigned, a Notary Public, duly commissioned, qualified and acting, within and for said County and State, appeared in person the within named Lonny J. Olejniczak and Frank A. Camp, to me personally well known, who stated that they were the President and Secretary of the Merrill Lynch Life Insurance Company, and were duly authorized in their respective capacities to execute the foregoing instruments for and in the name and behalf of said Corporation, and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 10th day of June, 2010.

/s/ Mary A. Craig
Notary Public

My Commission Expires: Aug 3, 2012